Exhibit 4.8

AMENDMENT TO LEASE AGREEMENT

THIS AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into as of this ___ day of November, 2013, by and between UNITED ARTISTS PROPERTIES I CORP., as landlord, (“Landlord”) and UNITED ARTISTS THEATER CIRCUIT, INC., as tenant, (“Tenant”).

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated as of October 1, 1988 (together with any amendments, the “Lease”); and

WHEREAS, the term of the Lease is due to expire October 31, 2013; and

WHEREAS, Landlord and Tenant are desirous of extending the term of the Lease, subject to the terms hereof;

NOW THEREFORE, for and in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant covenant and agree as follows:

1.    Term. The term of the Lease is hereby extended until December 31, 2016.

2.    Lease in Effect. All other terms and conditions of the Lease remain in full force and effect except as expressly amended by this Amendment, and Landlord and Tenant do hereby ratify and confirm the Lease, as further modified and amended herein. In the event of a conflict or inconsistency between this Amendment and the Lease, the terms and conditions of this Amendment shall control.

3.    Entire Agreement. This Amendment sets forth the entire understanding and agreement between Landlord and Tenant with respect to the subject matter of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first stated above.

LANDLORD:	TENANT:
UNITED ARTISTS PROPERTIES I CORP., a Colorado corporation	UNITED ARTISTS THEATER CIRCUIT, INC., a Maryland corporation
By: ________________________________ Name: Todd S. Boruff Title: Vice President	By: ________________________________ Name: Todd S. Boruff Title: Vice President